EXHIBIT 21

                         SUBSIDIARES OF THE REGISTRANT


                NAME                         STATE OF INCORPORATION
                ----                         ----------------------

     Pontotoc Holdings, Inc.                       Oklahoma

     Pontotoc Production Co., Inc.                 Texas

     Oklahoma Basic Economy Corp.                  Oklahoma

     Pontotoc Production, Inc.                     Nevada